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                              Exhibit 16



March 3, 2000

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Mesa Air Group, Inc. and, under the date of January 20, 2000, we reported on the consolidated financial statements of Mesa Air Group, Inc. as of September 30, 1999 and 1998 and for the years then ended. On February 25, 2000, we were terminated as the principal accountants for Mesa Air Group, Inc. We have read Mesa Air Group, Inc.'s statements included in
Item 4 of its Form 8-K/A dated March 3, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with their comments concerning approval by the Company's board of directors to dismiss KPMG LLP, the Company's actions to overcome the material weakness in the maintenance of its books and records, the reportable condition involving the review of restrictive covenants in contractual agreements, and the Company's process of selecting new independent auditors.

                                        Very truly yours,


                                        /s/ KPMG LLP
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                                        KPMG LLP